
---------------------------                                                              ----------------------------
          FORM 4                      U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
---------------------------                   Washington, D.C. 20549                     ----------------------------
[_]  Check this box                                                                      OMB Number:        3235-0287
     if no longer subject           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         Expires:   December 31, 2001
     of Section 16. Form 4                                                               Estimated average burden
     or Form 5 obligations   Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
     may continue. See        Act of 1934 Section 17(a) of the Public Utility Holding    ----------------------------
     Instruction 1(b).              Company Act of 1935 or Section 30(f) of the
(Print or Type Responses)                 Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Millennium Entertainment Partners L.P.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

1995 Broadway
--------------------------------------------------------------------------------
                                    (Street)

New York                              NY                 10023
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


The Sports Club Company, Inc. (SCY)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


September 1997
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

September 1997
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

          Director                              X   10% Owner
     ---                                       ---
          Officer (give title below)                Other (specify below)
     ---                                       ---

                            * As a member of a group.
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

          Form Filed by One Reporting Person
     ---

      X   Form Filed by More Than One Reporting Person
     ---
________________________________________________________________________________


--------------------------------------------------------------------------------
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of Security      2.      3.          4. Securities Acquired (A)     5. Amount of        6. Ownership       7. Nature
   (Instr. 3)             Trans-  Transaction      or Disposed of (D)           Securities          Form:              of Indirect
                          action     Code         (Instr. 3, 4 and 5)           Beneficially        Direct (D)         Beneficial
                           Date    (Instr.8)                                    Owned at            or Indirect        Ownership
                                  ----------------------------------------      End                 (I)
                                                                                of Month
                          (Month/
                          Day/                              (A)
                          Year)                             or
                                   Code   V       Amount    (D)    Price        (Instr. 3 and 4)    (Instr.4)          (Instr.4)
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock (1)         9/09/97    P            39,000      A     $6.50                                 I               (1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)         9/11/97    P            5,000       A     $6.50                                 I               (1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)         9/29/97    P            15,000      A     $7.75        662,300                  I               (1)
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one reporting person, see Instruction 4(b)(v).


  Potential persons who are to respond to the collection
  of information contained in this form are not required                  (Over)
  to respond unless the form displays a currently valid          SEC 1474 (3-99)
  OMB control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


                 MILLENNIUM ENTERTAINMENT PARTNERS L.P.
                 By: Millennium Entertainment Associates L.P.
                     By: Millennium Entertainment Corp.

                     By:    /s/ Brian J. Collins                     1/22/2001
                         --------------------------------            ---------
                         Name: Brian J. Collins, Vice President        Date
                               **Signature of Reporting Person

                 JOINT FILERS:      Address of the Joint Filers: 1995 Broadway,
                                                                 NY, NY 10023

                 MILLENIUM PARTNERS LLC
                 By: Millennium Partners Management LLC
                     By: Millennium Manager I, Inc.

                 MILLENNIUM DEVELOPMENT PARTNERS L.P.
                 By: Millennium Development Associates L.P.
                     By: Millennium Development Corp.


                        /s/ Brian J. Collins            *
                     --------------------------------
                     BRIAN J. COLLINS
                * In  his  individual  capacity  and in  his  capacity  as an authorized officer of each of the other Joint Filers listed above.


Explanation of Responses:
(1) These securities are owned solely by Millennium Development Partners L.P. which may be deemed a group for the purposes of Section 13(d) of the Securities Exchange Act of 1933, as amended (the "Exchange Act"), with one or more of the following entities and person: Millennium Partners LLC, Millennium Entertainment Partners L.P. and Brian J. Collins. Millennium Development Partners L.P. disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therewith, and this report shall not be deemed an admission that Millennium Development Partners L.P. is the beneficial owner of such securities for purposes of Section 16 of the Exchange Act or for any purpose. This amendment is being filed to reflect the indirect beneficial interests of certain entities and persons that were inadvertently omitted from the prior filing of this Form 4 and to conform the designated Reporting Person to the other filings of these same entities.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                    Page 2 of 4

            CONTINUATION SHEET RELATING TO FORM 4 AMENDMENT FILED BY
          MILLENNIUM ENTERTAINMENT PARTNERS L.P. DATED JANUARY 22, 2001
                             JOINT FILER INFORMATION


DESIGNATED FILER:               MILLENNIUM ENTERTAINMENT PARTNERS L.P.
ISSUER NAME AND TICKER OR
   TRADING SYMBOL:              The Sports Club Company, Inc. (SCY)
STATEMENT FOR MONTH/YEAR:       September 1997

JOINT FILERS:


1.  Millennium Partners Management LLC              5.  Millennium Development Associates L.P.
    1995 Broadway                                       1995 Broadway
    New York, NY 10023                                  New York, NY 10023

2.  Millennium Manager I, Inc.                      6.  Millennium Development Corp.
    1995 Broadway                                       1995 Broadway
    New York, NY 10023                                  New York, NY 10023

3.  Millennium Entertainment Associates L.P.        7.  Christopher M. Jeffries
    1995 Broadway                                       1995 Broadway
    New York, NY 10023                                  New York, NY 10023

4.  Millennium Entertainment Corp.
    1995 Broadway
    New York, NY 10023

         The Reporting Persons listed above are filing this Form 4 Amendment jointly with Millennium Partners LLC ("DevCo"), Millennium Entertainment Partners L.P. ("MEP LP"), Millennium Development Partners L.P. ("MDP LP") and Brian J. Collins ("BJC").

         The following entities and person may be deemed to have an indirect beneficial interest in the securities of the Issuer held of record directly by MDP LP in their capacities (i) in the case of DevCo, MEP LP and BJC, because they may be deemed a group with MDP LP, (ii) in the case of Millennium Partners Management LLC ("MPM LLC"), as the manager of DevCo, (iii) in the case of Millennium Manager I, Inc. ("MMI Inc."), as the manager of MPM LLC, (iv) in the case of Millennium Entertainment Associates L.P. ("MEA LP"), as the general partner of MEP LP, (v) in the case of Millennium Entertainment Corp. ("MEC"), as the general partner of MEA LP, (vi) in the case of Millennium Development Associates L.P. ("MDA LP"), as the general partner of MDP LP, (vii) in the case of Millennium Development Corp. ("MDC"), as the general partner of MDA LP, and
(viii) in the case of Christopher M. Jeffries, as the holder of (a) 70% of the outstanding shares of stock of MMI Inc., (b) 66.5% of the outstanding shares of stock of MEC and (c) 70% of the outstanding shares of stock of MDC.

         Each of the Reporting Persons disclaims a beneficial interest in the securities of the Issuer reported herein except to the extent of their respective pecuniary interest therein.

DESIGNATED FILER:               MILLENNIUM ENTERTAINMENT PARTNERS L.P.
ISSUER NAME AND TICKER OR
   TRADING SYMBOL:              The Sports Club Company, Inc. (SCY)
STATEMENT FOR MONTH/YEAR:       September 1997



                                  /s/Brian J. Collins                          *
                                  ---------------------------------------------
                                  BRIAN J. COLLINS
                                  * In his individual capacity and in his
                                  capacity as an authorized officer of each of
                                  the following Joint Filers and in his capacity as an attorney-in-fact with respect to Christopher M. Jeffries.

                                  MILLENNIUM PARTNERS LLC
                                  By: Millennium Partners Management LLC
                                         By:  Millennium Manager I, Inc.

                                  MILLENNIUM PARTNERS MANAGEMENT LLC
                                  By: Millennium Manager I, Inc.

                                  MILLENNIUM MANAGER I, INC.

                                  MILLENNIUM ENTERTAINMENT PARTNERS L.P.
                                  By: Millennium Entertainment Associates L.P.
                                         By:  Millennium Entertainment Corp.

                                  MILLENNIUM ENTERTAINMENT ASSOCIATES L.P.
                                  By: Millennium Entertainment Corp.

                                  MILLENNIUM ENTERTAINMENT CORP.

                                  MILLENNIUM DEVELOPMENT PARTNERS L.P.
                                  By: Millennium Development Associates L.P.
                                         By: Millennium Development Corp.

                                  MILLENNIUM DEVELOPMENT ASSOCIATES L.P.
                                  By: Millennium Development Corp.

                                  MILLENNIUM DEVELOPMENT CORP.

                                  CHRISTOPHER M. JEFFRIES


                                                                     Page 4 of 4